UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2017

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification No.)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip Code)

(914) 684-2800
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01          Entry into a Material Definitive Agreement

In connection with the acquisition described below under Item 7.01, on September 12, 2017, Bunge Limited Finance Corp. (“BLFC”), a wholly owned subsidiary of Bunge Limited (“Bunge”), entered into an unsecured U.S. $900,000,000 (the “Total Commitments”) term loan agreement (the “Loan Agreement”) among BLFC, as borrower, Sumitomo Mitsui Banking Corporation (“SMBC”), as administrative agent (the “Administrative Agent”), mandated lead arranger and bookrunner, and the lenders party thereto from time to time (the “Lenders”).  Under the Loan Agreement, the Lenders are committed to make loans (the “Loans”) one time in an aggregate amount not exceeding the Total Commitments on a date (the “Drawdown Date”) prior to the earlier of September 30, 2018 or the date the Lenders’ Total Commitments are terminated in accordance with the terms of the Loan Agreement (the “Commitment Period”).  The Loan Agreement matures on the third (3rd) anniversary (the “Maturity Date”) of the Drawdown Date.  BLFC may use proceeds from the Loans to make advances to Bunge and/or certain Bunge subsidiaries to finance the acquisition described in Item 7.01 below and to pay expenses incurred in connection with the Loan Agreement and such acquisition.

The Loans under the Loan Agreement will bear interest at the LIBO Rate plus the margin applicable to the LIBO Rate (the “Applicable Margin”).  The Applicable Margin will vary between 0.875% to 1.500% and be based on the higher of the senior long-term unsecured debt rating that Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) provides of (a) Bunge or (b) if Moody’s or S&P, as applicable, does not provide such a rating of Bunge, then the Bunge Master Trust or (c) if Moody’s or S&P, as applicable, does not provide such a rating of Bunge and the Bunge Master Trust, then BLFC (the “Rating Level”).  Amounts under the Loan Agreement that remain undrawn are subject to a commitment fee during the Commitment Period payable quarterly based on the average undrawn portion of the Loan Agreement at a rate of 0.15%.

The Loan Agreement contains certain representations and warranties and affirmative and negative covenants, including certain limitations on the ability of BLFC to, among other things, incur liens, incur indebtedness, sell or transfer assets or receivables or engage in mergers, consolidations, amalgamations or joint ventures, and certain customary events of default.

The obligations of BLFC under the Loan Agreement are guaranteed by Bunge pursuant to a separate Guaranty, dated as of September 12, 2017 (the “Guaranty”).  The Guaranty contains certain customary representations and warranties and affirmative and negative covenants.  The Guaranty obligates Bunge to maintain a specified minimum consolidated net worth, a maximum consolidated adjusted net debt to consolidated adjusted capitalization ratio, a minimum current assets to current liabilities ratio and a maximum principal balance of secured indebtedness to tangible assets ratio.  The Guaranty also includes certain limitations on the ability of Bunge to engage in merger, consolidation or amalgamation transactions or sell or otherwise transfer all or substantially all of its property, business or assets.

From time to time, certain of the Lenders under the Loan Agreement and/or their affiliates provide financial services to Bunge, BLFC and other subsidiaries of Bunge.

The Loan Agreement and the Guaranty are included as Exhibits 10.1 and 10.2, respectively, hereto and are incorporated by reference herein.  The foregoing descriptions of the Loan Agreement and Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of those documents.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 7.01          Regulation FD Disclosure

On September 12, 2017, Bunge entered into a definitive agreement to acquire a 70% ownership interest in IOI Loders Croklaan from IOI Corporation Berhad (“IOI”) for a cash purchase price of approximately U.S. $946,000,000, comprised of €297 million and U.S. $595 million.  The transaction is expected to close in the next 12 months, subject to customary closing conditions, including receipt of required regulatory approvals and the approval of a majority of IOI shareholders.

On September 12, 2017, Bunge issued a press release announcing the foregoing. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Term Loan Agreement, dated September 12, 2017

10.2	Guaranty by Bunge Limited pursuant to the Term Loan Agreement, dated September 12, 2017

99.1	Press Release, dated September 12, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2017

BUNGE LIMITED

By:	/s/ Carla Heiss
	Name:	Carla Heiss
	Title:	Deputy General Counsel, Secretary and Chief Compliance Officer

EXHIBITS

Exhibit No.	Description

10.1	Term Loan Agreement, dated September 12, 2017

10.2	Guaranty by Bunge Limited pursuant to the Term Loan Agreement, dated September 12, 2017

99.1	Press Release dated September 12, 2017